Exhibit 99.2

TransEnterix Announces Establishment of Japanese Training Center for Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--September 14, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that it established the first training center for the Senhance® Surgical System in the Asia-Pacific region in Japan at the Saitama Medical University International Medical Center in the Greater Tokyo Area.

“The Asia-Pacific region has been a major contributor of new system placements and surgical cases utilizing Senhance, a trend that we would expect to continue into the future,” said Anthony Fernando, president and chief executive officer at TransEnterix. “We see the establishment of a dedicated surgical training center at Saitama as an important milestone in enabling faster adoption of Senhance in minimally invasive surgery throughout the region. Given the growth and opportunity in the Asia-Pacific region, we are pleased to provide local access to training for Asian surgical teams, which is particularly important in the current environment where travel to the US or EU is more difficult.”

“We were the first center in Japan to begin a clinical program utilizing the Senhance System to provide advanced digital surgical technology in treating our patients, and have grown our clinical expertise using the system in multiple surgical disciplines,” said Dr. Isamu Koyama, Senior Managing Director of Saitama Medical University. “This training center will allow surgeons from throughout Japan and the region to collaborate and develop their skills on the Senhance System as they begin utilizing this technology in their own institutions.”

The Asia-Pacific laparoscopy device market is expected to grow at a cumulative average growth rate of 8.2% from $1.26 billion in 2019 to $1.87 billion by 2024, according to Market Data Forecast, Inc. This expected growth, the significant benefits of digital laparoscopy, and the establishment of the Japanese Training Center is expected to drive increased utilization of our six system installations in the Asia-Pacific region and encourage further adoption of our technology in additional hospitals. In 2020, the number of clinical case procedures in this region utilizing the Senhance System has surpassed the number of procedures in all of 2019, despite the impact of the COVID-19 pandemic.

The Senhance System is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including, 3mm microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. The Senhance Surgical System was approved for use by the Japanese Ministry of Health, Labor and Welfare (MHLW) in 2019, and has the broadest procedural reimbursement of any abdominal robotic surgery platform in Japan, which applies to 98 benign and malignant laparoscopic procedures across general, colorectal, gynecologic, pediatric and urologic surgeries at reimbursement rates equivalent to traditional laparoscopy in Category A1.

About Saitama Medical University International Medical Center

Saitama Medical University International Medical Center was established in April 2007 with the objective of contributing to regional and Japanese medicine, aiming to create an internationally competitive world-class hospital. Their mission is to cover all areas of Saitama prefecture, to be dedicated in highly specialized medical service for cancer and heart disease, and to provide advanced critical and emergency medical care. The medical center is affiliated with Saitama Medical University Medical Hospital, and is one of the top ranked hospitals in Japan. Saitama Medical University International Medical Center is the first university hospital in Japan to be Joint Commission International (JCI) accredited.

About TransEnterix

At TransEnterix, Inc., we are digitizing the interface between the surgeon and the patient to improve minimally invasive surgery (MIS) through a new category of care called Digital Laparoscopy. Digitizing the interface enables the use of advanced capabilities like augmented intelligence, connectivity and robotics in laparoscopy, and allows us to address the current clinical, cognitive and economic shortcomings in surgery. The system features the first machine vision system for use in robotic surgery which is powered by the new Intelligent Surgical Unit (ISU™) that enables augmented intelligence in surgery. The Senhance® Surgical System brings the benefits of Digital Laparoscopy to patients around the world while staying true to the principles of value-based healthcare. Learn more about Digital Laparoscopy with the Senhance Surgical System here: https://Senhance.com/. Now available for sale in the US, the EU, Japan, and select other countries. For a complete list of indications for use, please visit: https://www.transenterix.com/indications-for-use/.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Company’s first training center in Japan. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Company’s first training center in Japan at the Saitama Medical University International Medical Center will be an important milestone in enabling faster adoption of Senhance in minimally invasive surgery throughout the region, whether the training center will allow surgeons from throughout Japan and the region to collaborate and develop their skills on the Senhance System as they begin utilizing this technology in their own institutions and whether the expected growth, significant benefits of digital laparoscopy and the establishment of the Japanese Training Center will drive increased utilization of our installed systems in the Asia-Pacific region and encourage further adoption of our technology in hospitals. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: TransEnterix, Inc.

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media Contact:

Terri Clevenger, +1 203-682-8297

terri.clevenger@icrinc.com